CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-148952 on Form N-14 of our report dated February 26, 2008, relating to the financial statements and financial highlights of both the Winslow Green Growth Fund and the Winslow Green Solutions Fund (collectively, the “Funds”), each a series of Forum Funds (the” Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2007, and to the references to us under the headings “Other Service Providers” and “Experts” in the Combined Proxy Statement and Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 7, 2008